Pricing Supplement dated October 12, 2021	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-232144
$4,214,200 Barclays Bank PLC Step Down Trigger Autocallable Notes

Linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due October 18, 2024

Investment Description

The Step Down Trigger Autocallable Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). The Issuer will automatically call the Notes if (i) the Closing Level of each Underlying on any quarterly Observation Date, beginning on October 17, 2022, preceding the Final Valuation Date is greater than or equal to its Closing Level on the Trade Date (the “Initial Underlying Level”) or (ii) the Closing Level of each Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to its specified Downside Threshold. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. However, if the Notes are not automatically called and, therefore, the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”). In this case, you will have full downside exposure to the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Automatic Call: The Issuer will automatically call the Notes if (i) the Closing Level of each Underlying on any quarterly Observation Date, beginning on October 17, 2022, preceding the Final Valuation Date is greater than or equal to its Initial Underlying Level or (ii) the Final Underlying Level of each Underlying is greater than or equal to its specified Downside Threshold. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding.

❑ Contingent Downside Exposure at Maturity: If the Notes are not automatically called and, therefore, the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	October 12, 2021
Settlement Date:	October 15, 2021
Observation Dates:	Quarterly (callable beginning October 17, 2022) (see page PS-7)
Final Valuation Date:	October 15, 2024
Maturity Date:	October 18, 2024

[1] The Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Autocallable Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index. The Initial Underlying Level of each Underlying is the Closing Level of that Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Call Return Rate*	Initial Underlying Level	Downside Threshold**	CUSIP/ ISIN
Russell 2000® Index (RTY)	8.85% per annum	2,234.271	1,675.703, which is 75.00% of the Initial Underlying Level	06747Y308 / US06747Y3080
S&P 500® Index (SPX)		4,350.65	3,262.99, which is 75.00% of the Initial Underlying Level
EURO STOXX 50® Index (SX5E)		4,055.09	3,041.32, which is 75.00% of the Initial Underlying Level

* The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. The Call Return applicable to each Observation Date is set forth under “Final Terms—Call Return/Call Return Rate” in this pricing supplement.

** Rounded to three decimal places for the Russell 2000® Index and rounded to two decimal places for the S&P 500® Index and the EURO STOXX 50® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021, the underlying supplement dated August 1, 2019 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.15	$9.85
Total	$4,214,200	$63,213	$4,150,987

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $9.676 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement, prospectus supplement addendum or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

♦	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

♦	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

♦	Underlying supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Step Down Trigger Autocallable Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

♦	You believe the Closing Level of each Underlying is likely to be greater than or equal to (i) its Initial Underlying Level on any quarterly Observation Date, beginning on October 17, 2022, preceding the Final Valuation Date or (ii) its Downside Threshold on the Final Valuation Date, and, if it is not, you can tolerate not receiving a positive return on the Notes and a loss of a significant portion or all of your investment.

♦	You understand and accept that you will not participate in any appreciation of any Underlying, which may be significant, and that your return potential on the Notes is limited to any Call Return paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦	You are willing and able to hold Notes that may be called on the earliest quarterly Observation Date, beginning on October 17, 2022, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You are willing to invest in the Notes based on the Call Return Rate specified on the cover of this pricing supplement.

♦	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlyings.

♦	You understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.

♦	You do not believe the Closing Level of each Underlying is likely to be greater than or equal to (i) its Initial Underlying Level on any quarterly Observation Date, beginning on October 17, 2022, preceding the Final Valuation Date or (ii) its Downside Threshold on the Final Valuation Date, or you cannot tolerate not receiving a positive return on the Notes and a loss of a significant portion or all of your investment.

♦	You seek an investment that participates in the full appreciation in one or more of the Underlyings and whose return is not limited to any Call Return paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦	You are unable or unwilling to hold Notes that may be called on the earliest quarterly Observation Date, beginning on October 17, 2022, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You are unwilling to invest in the Notes based on the Call Return Rate specified on the cover of this pricing supplement.

♦	You seek current income from this investment, or you prefer to receive any dividends paid on the securities composing the Underlyings.

♦	You do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “Russell 2000® Index,” “S&P 500® Index” and “EURO STOXX 50® Index” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2]:	Approximately three years, unless called earlier
Reference Assets[3]:	The Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>“), the S&P 500® Index (Bloomberg ticker symbol “SPX<Index>“) and the EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>“) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if (i) the Closing Level of each Underlying on any quarterly Observation Date, beginning on October 17, 2022, preceding the Final Valuation Date is greater than or equal to its Initial Underlying Level or (ii) the Final Underlying Level of each Underlying is greater than or equal to its specified Downside Threshold. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Date” column of the table under “Call Return/Call Return Rate” below
Call Settlement Dates[2]:	As set forth under the “Call Settlement Date” column of the table under “Call Return/Call Return Rate” below
Call Price:	The Call Price will be calculated based on the following formula: $10 + ($10 × Call Return)
Call Return/Call Return Rate:

The Call Price will be based upon the applicable Call Return. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. The Call Return Rate is equal to 8.85% per annum.

The table below sets forth the Observation Dates and Call Settlement Dates and the Call Return and Call Price that would be payable on the relevant Call Settlement date if the Notes are automatically called. If the Notes are automatically called, no further amounts will be owed to you under the Notes.

	Observation Date[2]	Call Settlement Date[2]	Call Return	Call Price
	October 17, 2022	October 19, 2022	8.8500%	$10.8850
	January 12, 2023	January 17, 2023	11.0625%	$11.1063
	April 12, 2023	April 14, 2023	13.2750%	$11.3275
	July 12, 2023	July 14, 2023	15.4875%	$11.5488
	October 12, 2023	October 16, 2023	17.7000%	$11.7700
	January 12, 2024	January 17, 2024	19.9125%	$11.9913
	April 12, 2024	April 16, 2024	22.1250%	$12.2125
	July 12, 2024	July 16, 2024	24.3375%	$12.4338
	October 15, 2024 (the “Final Valuation Date”)	October 18, 2024 (the “Maturity Date”)	26.5500%	$12.6550
Payment at Maturity (per Note):

If the Notes are not automatically called and, therefore, the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Final Valuation Date
Closing Level[3]:	With respect to each Underlying, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to any Underlying or if a market disruption event occurs with respect to any Underlying on that Observation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Level of that Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlying in the event of certain changes in or modifications to that Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline
Trade Date:	The Closing Level of each Underlying (the Initial Underlying Level) is observed, the Call Return Rate is set and the Downside Threshold of each Underlying is determined.

Quarterly (beginning on October 17, 2022):

The Issuer will automatically call the Notes if (i) the Closing Level of each Underlying on any quarterly Observation Date, beginning on October 17, 2022, preceding the Final Valuation Date is greater than or equal to its Initial Underlying Level or (ii) the Final Underlying Level of each Underlying is greater than or equal to its specified Downside Threshold.

The Final Underlying Level of each Underlying is determined as of the Final Valuation Date.

If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding.

Maturity Date:

If the Notes are not automatically called and, therefore, the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings or the securities composing the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Closing Level of any Underlying is less than its Initial Underlying Level on each Observation Date preceding the Final Valuation Date and if the Final Underlying Level of any Underlying is less than its Downside Threshold on the Final Valuation Date, the Notes will not be automatically called. Instead, you will be exposed to the full decline in the Least Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlying — The return potential of the Notes is limited to the pre-specified per annum Call Return Rate, regardless of any appreciation of any Underlying, which may be significant. In addition, because the Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. Therefore, if the Notes are automatically called on an earlier Observation Date, you will receive a lower Call Price than if the Notes were called on a later Observation Date. If the Notes are not automatically called, you will be subject to the decline in the level of the Least Performing Underlying even though you will not participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underlyings or securities composing the Underlyings.

♦     No interest payments — The Issuer will not make periodic interest payments on the Notes.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the level of the other Underlyings. In order for the Notes to be automatically called for the applicable Call Price, the Closing Level of each Underlying on any Observation Date preceding the Final Valuation Date must be greater than or equal to its Initial Underlying Level or the Final Underlying Level of each Underlying must be greater than or equal to its Downside Threshold. In addition, if the Notes are not automatically called, that means that the Final Underlying Level of any Underlying is less than its Downside Threshold. Under these circumstances, you will be exposed to the full decline in the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Because the Notes are linked to the Least Performing Underlying, the Notes are less likely to be automatically called for the applicable Call Price and you are exposed to greater risks of sustaining a significant loss on your investment at maturity than if the Notes were linked to fewer Underlyings — The likelihood of the Notes being automatically called on any Observation Date for the applicable Call Price is lower, and the risk that you will lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of fewer Underlyings or two Underlyings. With three Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Initial Underlying Level on each Observation Date preceding the Final Valuation Date or less than its Downside Threshold on the Final Valuation Date and, therefore, it is less likely that the Notes will be automatically called for the applicable Call Price and more likely that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Initial Underlying Level on any Observation Date preceding the Final Valuation Date or below its Downside Threshold on the Final Valuation Date, and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlations between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The Russell 2000® Index represents the small-capitalization segment of the United States equity market, the S&P 500® Index represents the large-capitalization segment of the United States equity market and the EURO STOXX 50® Index represents equity markets in the Eurozone. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underlyings, which reflects a lower likelihood of the Notes being automatically called on any Observation Date for the applicable Call Price and a greater potential for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	If the Notes are not automatically called, the payment at maturity, if any, is calculated based solely on the performance of the Least Performing Underlying — If the Notes are not automatically called pursuant to the Automatic Call Feature, the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlying. Under these circumstances, only the Underlying Return of the Least Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlyings, even if the Final Underlying Level of any of the other Underlyings is greater than or equal to its Downside Threshold or Initial Underlying Level.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of any or all of the Underlyings is greater than or equal to its Downside Threshold.

♦	A higher Call Return Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the lower the expectation is at that time that the Notes will be automatically called for the applicable Call Price and the greater the expectation is that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of being automatically called for the applicable Call Price or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Owning the Notes is not the same as owning the securities composing any or all of the Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing any Underlying would have.

♦	The U.S. federal income tax consequences of an investment in the Notes are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Notes?” below. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlyings

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Notes is based on the performance of the Underlyings, which reflect changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Adjustments to the Underlyings could adversely affect the value of the Notes — The sponsor of an Underlying may add, delete, substitute or adjust the securities composing that Underlying or make other methodological changes to that Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of an Underlying in the event of certain material changes in or modifications to that Underlying. In addition, the sponsor of an Underlying may also discontinue or suspend calculation or publication of that Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of that Underlying. Any of these actions could adversely affect the value of the relevant Underlying and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Non-U.S. securities markets risks with respect to the EURO STOXX 50® Index — The equity securities composing the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro with respect to the EURO STOXX 50® Index — The EURO STOXX 50® Index is composed of non-U.S. securities denominated in euros. Because the level of the EURO STOXX 50® Index is also calculated in euros (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based in part on the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all Underlyings or the securities composing the Underlyings, may adversely affect the level of any Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; if an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlying on any date of determination in the event of certain changes in or modifications to an Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the securities composing the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the EURO STOXX 50® Index trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index as the “RTY Index,” the “SPX Index” and the “SX5E Index,” respectively.

Term:	Approximately three years (unless called earlier)
Call Return Rate:	8.85% per annum
Hypothetical Initial Underlying Level:	100.000 for the RTY Index, 100.00 for the SPX Index and 100.00 for the SX5E Index
Hypothetical Downside Threshold:	75.000 for the RTY Index, 75.00 for the SPX Index and 75.00 for the SX5E Index (which, with respect to each Underlying, is 75.00% of the hypothetical Initial Underlying Level of that Underlying)
Observation Dates:	Quarterly, beginning after one year, as set forth under the “Observation Date” column of the table under “Final Terms—Call Return/Call Return Rate” in this pricing supplement
*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Levels or Downside Thresholds. The hypothetical Initial Underlying Levels of 100.000 for the RTY Index, 100.00 for the SPX Index and 100.00 for the SX5E Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Levels for the Underlyings. The actual Initial Underlying Level and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement. For historical Closing Levels of the Underlyings, please see the historical information set forth under the sections titled “Russell 2000® Index,” “S&P 500® Index” and “EURO STOXX 50® Index” below. We cannot predict the Closing Level of any Underlying on any day during the term of the Notes, including on any Observation Date.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 125.000	Closing Level of each Underlying at or above its Initial Underlying Level; Notes are automatically called; Issuer pays the Call Price applicable to the first Observation Date on the related Call Settlement Date.
SPX Index: 130.00
SX5E Index: 110.00
Call Price (per Note):	$10.885
Total Return:	8.85%

Because the Closing Level of each Underlying is greater than or equal to its Initial Underlying Level on the first Observation Date (which is approximately one year after the Trade Date), the Notes are automatically called on that Observation Date. The Issuer will pay you on the related Call Settlement Date a Call Price of $10.885 per Note for a total return of 8.85% on the Notes. No further amounts will be owed to you under the Notes.

As indicated in this example, any positive return on your Notes will not exceed the Call Price with respect to the applicable Observation Date, regardless of any appreciation in the value of any Underlying, which may be significant.

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 120.000	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called
SPX Index: 90.00
SX5E Index: 105.00
Second Observation Date	RTY Index: 115.000 SPX Index: 95.00	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called
SX5E Index: 110.00
Third Observation Date	RTY Index: 110.000	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called
SPX Index: 95.00
SX5E Index: 115.00
Fourth to Eighth Observation Dates	Various (at least one Underlying below Initial Underlying Level)	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called

Ninth Observation Date (the Final Valuation Date)	RTY Index: 95.000	Final Underlying Level of each Underlying at or above its Downside Threshold; Notes are automatically called; Issuer pays the Call Price applicable to the Final Valuation Date on the Maturity Date.
SPX Index: 105.00
SX5E Index: 110.00
Call Price (per Note):	$12.655
Total Return:	26.55%

In this example, the Notes are not automatically called prior to the Final Valuation Date because the Closing Level of at least one Underlying on each Observation Date preceding the Final Valuation Date is less than its Initial Underlying Level, even if another Underlying has appreciated.

However, because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Maturity Date a Call Price of $12.655 per Note for a total return of 26.55% on the Notes.

Example 3 — Notes are NOT Automatically Called

Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 55.000	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called
SPX Index: 110.00
SX5E Index: 105.00
Second Observation Date	RTY Index: 60.000	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called
SPX Index: 115.00
SX5E Index: 120.00
Third Observation Date	RTY Index: 60.000	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called
SPX Index: 95.00
SX5E Index: 115.00
Fourth to Eighth Observation Dates	Various (at least one Underlying below Initial Underlying Level)	Closing Level of at least one Underlying below its Initial Underlying Level; Notes NOT automatically called

Ninth Observation Date (the Final Valuation Date)	RTY Index: 45.000	Final Underlying Level of at least one Underlying below its Downside Threshold; Notes NOT automatically called. The Issuer will repay less than the principal amount resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying.
SPX Index: 110.00
SX5E Index: 80.00
Payment at Maturity (per Note):	$4.50
Total Return:	-55.00%

In this example, the Notes are not automatically called prior to the Final Valuation Date because the Closing Level of at least one Underlying on each Observation Date preceding the Final Valuation Date is less than its Initial Underlying Level, even if another Underlying has appreciated.

In addition, the Notes are not automatically called on the Final Valuation Date because the Final Underlying Level of at least one Underlying on the Final Valuation Date is less than its Downside Threshold. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a total return of -55.00% on the Notes, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the RTY Index:

Final Underlying Level – Initial Underlying Level	=	45.000 – 100.000	= -55.00%
Initial Underlying Level		100.000

Underlying Return of the SPX Index:

Final Underlying Level – Initial Underlying Level	=	110.00 – 100.00	= 10.00%
Initial Underlying Level		100.00

Underlying Return of the SX5E Index:

Final Underlying Level – Initial Underlying Level	=	80.00 – 100.00	= -20.00%
Initial Underlying Level		100.00

Step 2: Determine the Least Performing Underlying. The RTY Index is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10 × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 + -55.00%) = $4.50

As this example illustrates, if the Notes have not been previously called and if the Final Underlying Level of any Underlying is less than its Downside Threshold, you will incur a loss on the Notes at maturity, even if another Underlying has appreciated.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlyings. Assuming this treatment is respected, upon a sale or exchange of your Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire your Notes. This gain or loss should be long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Notes to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 2, 2008 through October 12, 2021, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on October 12, 2021 was 2,234.271. The dotted line represents the Downside Threshold of 1,675.703, which is equal to 75.00% of the Initial Underlying Level of the RTY Index.

We obtained the Closing Levels of the RTY Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the RTY Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P 500® Index

The S&P 500® Index (the “SPX Index”) consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the SPX Index from January 2, 2008 through October 12, 2021, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on October 12, 2021 was 4,350.65. The dotted line represents the Downside Threshold of 3,262.99, which is equal to 75.00% of the Initial Underlying Level of the SPX Index.

We obtained the Closing Levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the SPX Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is a free-float market-capitalization weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement, as supplemented by the following. Following a reclassification, the 20 ICB supersectors are automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverage & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retail; technology; telecommunications; travel & leisure; and utilities. Effective with the September 2020 review, the selection list for the SX5E Index includes the top 60% of the free-float market capitalization of each of the 20 EURO STOXX® Supersector indices based on the reclassified ICB supersectors, as well as all current component stocks of the SX5E Index.

Historical Information

The following graph sets forth the historical performance of the SX5E Index from January 2, 2008 through October 12, 2021, based on the daily Closing Levels of the SX5E Index. The Closing Level of the SX5E Index on October 12, 2021 was 4,055.09. The dotted line represents the Downside Threshold of 3,041.32, which is equal to 75.00% of the Initial Underlying Level of the SX5E Index.

We obtained the Closing Levels of the SX5E Index from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SX5E Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the SX5E Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index from January 2, 2008 through October 12, 2021, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Initial Underlying Level on any Observation Date preceding the Final Valuation Date or its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Initial Underlying Level on any Observation Date preceding the Final Valuation Date or its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the

Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 5, 2021, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 5, 2021, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 5, 2021, which has been filed as an exhibit to the report on Form 6-K referred to above.